UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14c-101)

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. ___)

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Soliciting Material Pursuant to Section 240.14a-12

Merchants Bancshares, Inc.

(Name of Registrant as Specified In Its Charter)

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MERCHANTS BANCSHARES, INC.

275 Kennedy Drive

South Burlington, Vermont 05403

_____________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

_____________________

Notice is hereby given that the annual meeting of shareholders of Merchants Bancshares, Inc. (“Merchants”), a Delaware corporation, will be held at the Vermont National Country Club, 1227 Dorset Street, South Burlington, Vermont, on Tuesday, May 4, 2010, at 10 a.m. for the following purposes:

1.

To elect five directors, each of whom will serve for a three-year term;

2.

To ratify KPMG LLP as Merchants’ Registered Public Accountants for 2010;

3.

To reject or support a shareholder proposal seeking to declassify the Board of Directors; and

4.

To transact any other business as may properly come before the meeting or at any adjournments of the meeting.

The close of business on March 5, 2010 has been fixed as the record date for determination of shareholders entitled to notice of, and to vote at, the annual meeting. Our bylaws require that the holders of a majority in interest of all of our common stock issued and outstanding and entitled to vote be present in person or represented by proxy at the annual meeting in order to constitute a quorum for the transaction of business.

By order of the Board of Directors

Raymond C. Pecor, Jr. Chairman of the Board of Directors	Michael R. Tuttle President and Chief Executive Officer

South Burlington, Vermont

April 5, 2010

MERCHANTS BANCSHARES, INC.

275 Kennedy Drive

South Burlington, Vermont 05403

_____________________

PROXY STATEMENT

_____________________

for the Annual Meeting of Shareholders

to be held on May 4, 2010

This Proxy Statement is furnished by the Board of Directors of MERCHANTS BANCSHARES, INC. in connection with the solicitation of proxies to be used at the annual meeting of shareholders to be held on May 4, 2010, and at any adjournments of the meeting. Our Board of Directors has fixed March 5, 2010 as the record date for determining those shareholders entitled to receive notice of, and to vote at, the annual meeting. Only shareholders of record at the close of business on March 5, 2010 will be entitled to vote at the annual meeting. This Proxy Statement and the accompanying proxy card are first being mailed or given to holders of our common stock on or about April 5, 2010.

Important Notice Regarding the Availability of Proxy Materials

for the shareholder meeting to be Held on May 4, 2010

This proxy statement and our annual report to security holders are available at mbvt.com from the “Investor Relations” link under “Proxy Materials/Annual Reports.”

Proxies in the form enclosed are solicited by our Board of Directors. Any proxy, if received in time for voting and not revoked, will be voted at the annual meeting in accordance with the shareholder’s instructions on the proxy card. If no instructions are given on the proxy card, the proxy will be voted FOR the election of directors; FOR the ratification of KPMG LLP as our Registered Public Accountants for 2010; AGAINST the shareholder proposal to declassify the Board of Directors and upon that other business as may properly come before the meeting in the appointed proxies’ discretion. At present, management knows of no additional matters to be presented at the annual meeting, but if other matters are presented, the persons named in the proxy card and acting under the proxy card will vote or refrain from voting in accordance with their best judgment pursuant to the discretionary authority conferred by the proxy.

Revocability of Proxies

A proxy may be revoked at any time prior to its exercise—

(i)

by submitting a written notice revoking that proxy, addressed to Lisa Razo, our Corporate Secretary, at our principal administrative office at 275 Kennedy Drive, South Burlington, Vermont 05403, or

(ii)

at the annual meeting prior to the taking of a vote.

Any shareholder entitled to vote at the annual meeting may attend the annual meeting and vote in person on any matter presented for a vote to our shareholders at the annual meeting, whether or not that shareholder has previously given a proxy.

Solicitation of Proxies

Solicitation of proxies will be made initially by mail. Proxies may also be solicited personally, by telephone, e-mail or by facsimile transmission by our directors, officers and other employees. We will bear all costs and expenses incurred in connection with this solicitation, including the cost of printing and mailing these proxy materials and the expenses, charges and fees of brokers, custodians, nominees and other fiduciaries who, at the request of our management, mail material to, or otherwise communicate with, the beneficial owners of our common stock held of record by those brokers, custodians, nominees or other fiduciaries.

Householding of Special Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of these proxy materials may have been sent to multiple shareholders in each household. We will promptly deliver a separate copy of these proxy materials to any shareholder upon written or verbal request to our Corporate Secretary at our principal administrative offices, which are located at 275 Kennedy Drive, South Burlington, Vermont 05403, telephone: (802) 658-3400. Any shareholder who wants to receive separate copies of proxy materials in the future, or any shareholder who is receiving multiple copies and would like to receive only one copy per household, should contact that shareholder’s bank, broker, or other nominee record holder, or that shareholder may contact us at the above address and phone number.

Voting Securities

As of March 5, 2010, the record date for the annual meeting, there were 6,153,361 shares of common stock issued and outstanding, all of which are entitled to vote at the annual meeting. Fractional shares will not be entitled to vote, but each full share of common stock entitles the holder of that share to one vote on all matters properly brought before the annual meeting. At present, our common stock is the only class of our capital stock that is issued and outstanding.

Vote Required

Each common shareholder is entitled to one vote for each share held by that shareholder on March 5, 2010. The representation in person or by proxy of at least a majority of the shares of common stock entitled to vote at the annual meeting is necessary to establish a quorum for the transaction of business. Abstentions and “broker non-votes,” as described below, will be counted for purposes of determining whether a quorum is present for the transaction of business at the annual meeting.

The affirmative vote of a plurality of the shares of our common stock present in person or represented by proxy at the annual meeting is necessary for the election of directors. The affirmative vote of the majority of shares present in person or represented by proxy at the annual meeting and voting on those matters is required for approval of the other proposals described in this proxy statement. With regard to these proposals, shares which are entitled to vote but abstain from voting on a matter will be excluded from the vote and will have no effect on its outcome. Furthermore, shares held in “street name” by a broker or nominee who indicates on a proxy that it does not have discretionary authority to vote those shares as to a particular matter will also be entirely excluded from the vote and will have no effect on its outcome. We refer to these shares as “broker non-votes.”

Written notice of the results of the voting at the annual meeting or adjournments of the meeting will not be mailed to shareholders, but will be available without charge, upon request to our Corporate Secretary at our principal administrative offices, which are located at 275 Kennedy Drive, South Burlington, Vermont 05403, telephone:
(802) 658-3400.

ELECTION OF DIRECTORS

(Proposal Number 1)

Pursuant to our bylaws, our Board of Directors currently consists of eleven directors and is divided into three classes. The terms of current Class II directors Raymond C. Pecor, Jr., Patrick S. Robins, Jeffrey L. Davis and Bruce M. Lisman expire at the annual meeting, while the terms of the remaining two classes of directors expire at the annual meetings of shareholders to be held in 2011 or 2012, as specified below. Messrs. Pecor, Robins, Davis and Lisman have been nominated and recommended for election to serve as directors for a three-year term until the annual meeting of shareholders to be held in 2013. Ms. Karen J. Danaher, a director of Merchants Bank, has been nominated to become a new Class II director, which will increase the Board size to twelve members.

Based on its review of the relationships between its existing directors (including the director nominees) and our company and our subsidiaries, our Board of Directors has affirmatively determined that if these nominees are elected, a majority of our directors will be independent under the rules of The Nasdaq Stock Market and the Principles of Governance adopted by our Board of Directors.

Nominees for Directors of Merchants

The following table sets forth the names of the five nominees for election to our Board of Directors, their principal occupations, ages, independence status, as determined in accordance with rules of The Nasdaq Stock Market and periods of service on our Board of Directors. Except as noted below, all of the nominees have been employed in their principal occupations for the last five years. Information regarding their ownership of shares of common stock as of March 5, 2010 may be found at “Security Ownership of Certain Beneficial Owners and Management.”

Class	Name	Age	Principal Occupation	Independence Status	Director Since

II	Raymond C. Pecor, Jr.	70	Retired	Y	1983

II	Patrick S. Robins	71	Chairman, Symquest Group, Inc.	Y	1984

II	Jeffrey L. Davis	57	President, J. L. Davis, Inc.	Y	1993

II	Bruce M. Lisman	63	Private Investor	Y	2004

II	Karen J. Danaher	54	Partner, Danaher Attig & Plante PLC	Y	—

The biographical description below for each nominee includes the specific experience, qualifications, attributes and skills that led to the conclusion by the Board of Directors that such person should serve as a director of Merchants.

Raymond C. Pecor, Jr. has served as a member of our Board of Directors since 1983 and has served as Chairman of our Board of Directors since 1996. He is the Chairman of Lake Champlain Transportation Company, and has entrepreneurial interests in other companies and developments, including the Vermont Lake Monsters and Lehigh Valley IronPigs professional baseball teams. He is also an emeritus trustee of the University of Vermont in Burlington, Vermont. Mr. Pecor brings business and management experience, industry knowledge, customer-based experience, crisis and risk management experience, knowledge of credit and leadership experience to the Board.

Patrick S. Robins has served as a member of our Board since 1984. He is Chairman of Symquest Group, Inc., a company specializing in technology services for networking solutions and document output. Mr. Robins brings a finance background, business and management experience, industry knowledge, customer-based experience, leadership experience and knowledge of credit to the Board.

Jeffrey L. Davis has served as a member of our Board since 1993. He is president of J. L. Davis, Inc., a construction and development firm, and President of  Taft Corners Associates, a development firm. He is also a trustee of the University of Vermont in Burlington, Vermont and a former president of the Vermont Special Olympics. Mr. Davis brings business and management experience, industry knowledge, customer-based experience, knowledge of credit, crisis and risk management experience, leadership experience and strategic planning experience to the Board.

Bruce M. Lisman has served as a member of our Board since 2004. He is a private investor, having retired as Chairman of JP Morgan Global Equity Division in February 2009. Mr. Lisman previously served as a Senior Managing Director of Bear Stearns Companies from 1984 to June 2008. He is also an emeritus trustee of the University of Vermont, where he previously served as Chair. In addition, he serves on the boards of the Shelburne Museum and National Life Group. Mr. Lisman brings accounting and finance experience, business management experience, industry knowledge, customer based experience, strategic planning experience, crisis and risk management experience and leadership experience to the Board. Mr. Lisman also served on the board of Central Vermont Public Service Corp, a public company, from 2002 until his resignation from that board on August 27, 2009.

Karen J. Danaher has served as a director of Merchants Bank, our main operating subsidiary, since her election by the Board, effective on August 21, 2008. She is a partner in Danaher Attig & Plante PLC, a public accounting firm located in South Burlington, VT. Ms. Danaher brings accounting and finance experience, business management experience, industry knowledge, customer based experience, crisis and risk management experience and leadership experience to the Board.

If any nominee(s) is unable to serve or should decline to serve at the time of the annual meeting, the discretionary authority provided in the proxies may be exercised to vote for a substitute(s), who would be designated by our Board of Directors, and would be elected to the same class(es) as the nominee(s) for whom he or she is substituted. Neither our bylaws nor any applicable law restricts the nomination of other individuals to serve as directors, and any shareholder present at the annual meeting may nominate another candidate. Unless authority to do so has been withheld or limited in the proxy, it is the intention of the persons named in the proxy to vote the shares represented by the proxy against any such other candidates not designated by our Board of Directors.

Vote Required

The affirmative vote of a plurality of the shares of our common stock represented in person or by proxy at the annual meeting is necessary for the election of the individuals named above. There is no cumulative voting in elections of directors. Unless otherwise specified, proxies will be voted in favor of the five nominees described above.

Recommendation

Our Board of Directors recommends that shareholders vote “FOR” the election of each of Raymond C. Pecor, Jr., Patrick S. Robins, Jeffrey L. Davis, Bruce M. Lisman and Karen J. Danaher.

Continuing Directors

The following table sets forth certain information about those directors whose terms of office do not expire at the annual meeting and who consequently are not nominees for re-election at the annual meeting. Except where otherwise noted below the table, all of the directors listed have been officers of the organizations named below as their principal occupations for the last five years.

Class	Name	Age	Principal Occupation	Independence Status	Director Since	Term of Office Will Expire

I	Peter A. Bouyea	62	Retired	Y	1994	2012

I	Michael R. Tuttle	55	President and CEO, Merchants and Merchants Bank	N	2007	2012

I	Scott F. Boardman	50	President Hickok & Boardman, Inc.	Y	2008	2012

III	Michael G. Furlong	59	Attorney Sheehey Furlong & Behm P.C.	Y	1991	2011

III	Robert A. Skiff	68	Retired Champlain College	Y	1984	2011

III	Lorilee A. Lawton	62	Owner & President Firetech Sprinkler Corp	Y	2003	2011

III	John A. Kane	57	Business Consultant	Y	2005	2011

The biographical descriptions below for each director who is not standing for election includes the specific experience, qualifications, attributes and skills that the Board of Directors would expect to consider if it were making a conclusion currently as to whether such person should serve as a director. The Board of Directors did not currently evaluate whether these directors should serve as directors, as the terms for which they have been previously elected continue beyond the annual meeting.

Peter A. Bouyea has served as a member of our Board since 1994. Mr. Bouyea is retired from his previous role as President of Bouyea-Fassetts, Inc., a wholly owned indirect subsidiary of Phillip Morris, Inc. Mr. Bouyea brings experience in business management, industry knowledge, customer service, leadership and risk management to the Board.

Michael R. Tuttle is President, Chief Executive Officer and Director of Merchants Bancshares, Inc. and Merchants Bank. Mr. Tuttle has served as Merchants Bank’s Executive Vice President and Chief Operating Officer from 1997 until his appointment as President, CEO and Director of Merchants Bank, effective January 1, 2006. Mr. Tuttle was appointed President and CEO of Merchants Bancshares, Inc., effective January 1, 2007. Mr. Tuttle is the only Director on the Board who is also an officer of Merchants. In addition, Mr. Tuttle serves on the boards of the United Way of Chittenden County and the Flynn Center for the Performing Arts. Mr. Tuttle is also a director of FairPoint Communications, Inc., a public company. Mr. Tuttle brings experience in business management, finance and accounting, industry knowledge, customer service, crisis response, leadership, strategic planning; as well as in-depth knowledge of credit and risk management to the Board.

Scott F. Boardman was elected to our Board of Directors in 2008. He has been a member of the Board of Directors of Merchants Bank since 2004. Mr. Boardman is the President of Hickok & Boardman, Inc., a retail insurance agency in Burlington, Vermont. Mr. Boardman is a former board member and past president of the Vermont Insurance Agents Association and is past president of the Vermont chapter of the Casualty & Property Insurance Underwriters Society. Additionally, Mr. Boardman serves on the board of the Mater Christi School in Burlington, Vermont and is a former trustee of Trinity College in Burlington, Vermont. Mr. Boardman brings experience in business management, credit, risk management, customer service, leadership, as well as industry knowledge to the Board.

Michael G. Furlong has served as a director of Merchants and Merchants Bank since 1991. Mr. Furlong has served as Chairman of Merchants Bank’s Board of Directors since 2001. He is a member of the Burlington, Vermont, law firm of Sheehey Furlong & Behm P.C., and is a former President of the Chittenden County Bar Association. He is an emeritus director of Wake Robin Corporation and has served on the Boards of several Vermont nonprofit organizations. Mr. Furlong is a graduate of Middlebury College and Cornell Law School. Mr. Furlong brings experience in business management, customer service, crisis response, leadership, credit and risk management to the Board.

Robert A. Skiff has served as a member of our Board since 1984. Dr. Skiff is is retired from his role as Headmaster of the Vermont Commons School in Burlington, Vermont; and is currently a trustee of the Shelburne Museum. Prior to becoming Headmaster in July 1997, Dr. Skiff served as President of Champlain College for 15 years. Dr. Skiff brings experience in business management, customer service, leadership and risk management, as well as industry knowledge to the Board.

Lorilee A. Lawton has been a member of our Board since 2003 and has served as a director of Merchants Bank since 1995. Ms. Lawton is the owner and President of Firetech Sprinkler Corporation, a contractor specializing in the design, fabrication and installation of fire sprinkler systems, located in Colchester, Vermont. Ms. Lawton brings experience in business management, finance and accounting, customer service, crisis response, leadership, strategic planning and risk management to the Board.

John A. Kane has served as a member of our Board since his appointment in January 2005. He most recently served as Senior Vice President of Finance and Administration, and Chief Financial Officer and Treasurer of IDX Systems Corporation, where he was responsible for financial strategy, mergers and acquisitions activity, public reporting company obligations, Wall Street relations, information systems and real estate facilities related operations. IDX was acquired by General Electric early in 2006 and Mr. Kane transitioned out of GE in December 2006. Mr. Kane currently functions as a business consultant working with various private equity companies and their portfolios. He also serves as a director of two privately held health care companies. Additionally, Mr. Kane serves as a director for the Flynn Center for the Performing Arts, where he serves as Treasurer. Mr. Kane is also a director and audit committee chairman of athenahealth, Inc., a public company. Mr. Kane brings experience in accounting and finance, business management, customer service, crisis response, leadership, strategic planning, as well as industry knowledge and knowledge of the fundamentals of credit and risk management to the Board.

Directors of Merchants Bank

All of the above-named directors are also directors of Merchants Bank. On October 15, 2009, our Board elected Raymond C. Pecor III to the Merchants Bank Board of Directors.

Shareholders will not vote on directors of Merchants Bank at the annual meeting. These directors are elected annually by our Board of Directors at the conclusion of their one-year terms.

Board Leadership Structure

Mr. Pecor has served as a member of our Board of Directors since 1983 and as Chairman of the Board since 1996. Mr. Tuttle has served as a member of our Board of Directors and as President and Chief Executive Officer of Merchants since January 1, 2007. As reflected in the Principles of Governance adopted by our Board of Directors, our Board encourages the separation of the oversight and supervisory function from the executive function. Thus, our Board believes that the Chairman should be an independent director and that the roles of Chairman and Chief Executive Officer should be separated.

The independent Chairman’s role is to lead the Board, including working with the Chief Executive Officer, to determine Board agenda items and foster contributions of other directors during the Board’s deliberations. Our Board of Directors encourages strong communication among all of our independent directors and the independent Chairman. Our Board of Directors also believes that it is able to effectively provide independent oversight of our business and affairs, including risks facing Merchants, through the composition of our Board of Directors, the independent Chairman, the strong leadership of the independent directors and the independent committees of our Board of Directors, and the other corporate governance structures and processes already in place. Eleven of the twelve members of our Board of Directors are non-management directors, and all of these non-management directors are independent under the independence rules of The Nasdaq Stock Market. All of our directors are free to suggest the inclusion of items on the agenda for meetings of our Board of Directors or raise subjects that are not on the agenda for that meeting. In addition, our Board of Directors and each committee has complete and open access to any member of management and the authority to retain independent legal, financial and other advisors as they deem appropriate without consulting or obtaining the approval of any member of management. Our Board of Directors also holds regularly scheduled executive sessions of non-management directors in order to promote discussion among the non-management directors and assure independent oversight of management. Moreover, our Audit Committee and our Nominating and Governance Committee, each of which are comprised entirely of independent directors, also perform oversight functions independent of management.

Risk Oversight

The Board of Directors plays an important role in the risk oversight of Merchants, but the Board recognizes that it is not possible to identify all risks that may affect us and our subsidiaries or to develop processes and controls to eliminate or mitigate their occurrence or effects. The Board of Directors is involved in risk oversight through direct decision-making authority with respect to significant matters and the oversight of management by the Board of Directors and its committees. The Board of Directors and its committees are each directly responsible for considering risks and the oversight of risks relating to decisions that each is responsible for making.

In particular, the Board of Directors administers its risk oversight function through (1) the review and discussion of regular periodic reports to the Board of Directors and its committees on topics relating to the risks that we face, including, among others, market risk, interest rate risk, credit risk, regulatory risk and various other matters relating to our business, (2) the required approval by the Board of Directors (or a committee thereof) of significant transactions and other decisions, including, among others, extensions of credit above a certain size, material contracts with vendors, investment decisions above a certain size and new hires and promotions to our executive officer positions, (3) the direct oversight of specific areas of our business by the Audit Committee, the Nominating and Governance Committee and the Shareholder Value Committee, and (4) regular periodic reports from our internal and external auditors and other outside consultants regarding various areas of potential risk, including, among others, those relating to our internal controls and financial reporting. The Board of Directors also relies on management to bring significant matters impacting Merchants and its subsidiaries to the Board’s attention.

Pursuant to the Audit Committee’s charter, the Audit Committee is specifically responsible for reviewing and discussing with management and our external and internal auditors matters and activities relating to financial reporting and internal controls of Merchants and its subsidiaries, audit and loan review, regulatory compliance and risk management plans.

Other Information about the Board and its Committees

Attendance of Directors

During 2009, eight meetings of our Board of Directors were held. All directors, with the exception of Mr. Davis, attended more than seventy-five percent of the meetings. All directors, with the exception of Bruce M. Lisman, attended in excess of seventy-five percent of the meetings of the committees of our Board of Directors on which they serve. During 2009, our Audit Committee and Nominating and Governance Committee met five times and four times, respectively. The Shareholder Value Committee did not meet during 2009. Additional information about these committees is set forth below.

The 2009 annual meeting was held on May 5, 2009. Directors present were Raymond C. Pecor Jr., Chair, Scott F. Boardman, Peter A. Bouyea, Jeffrey L. Davis, Michael G. Furlong, John A. Kane, Lorilee A. Lawton, Patrick S. Robins, Robert A. Skiff and Michael R. Tuttle. Our directors are encouraged, but not required to, attend annual meetings.

Compensation of Directors

Only non-employee members of our Board of Directors received fees with respect to their services on our Board of Directors in 2009.

During 2009, members of our Board of Directors received a $4,000 annual retainer, paid in $1,000 quarterly installments. In addition, directors received an attendance fee of $500 for every meeting of our Board of Directors attended in person. Directors were paid $250 for all meetings attended via telephone. Committee members were paid $250 for each committee meeting attended, unless the committee meeting was held on the same day as a regular meeting of our Board of Directors, in which case the fee for committee meeting attendance was $125. Audit Committee members were paid $500 for each committee meeting attended. The chairperson of our Board of Directors received $5,000, paid in quarterly installments. The Shareholder Value Committee chairperson received a retainer of $1,250, paid in quarterly installments. The Audit Committee chairperson received $3,000, paid in quarterly installments. The Nominating & Governance Committee chairperson received $2,000, paid in quarterly installments.

During 2009, the fee schedule for members of the Board of Directors of Merchants Bank was identical to the schedule described above for our Board of Directors, except with regard to the annual retainer, which was $8,000, paid in $2,000 quarterly installments.

During 2009, members of the Board of Trustees of Merchants Trust Company were paid $250 per meeting for all meetings that occurred on days not concurrent with meetings of the Board of Directors of Merchants Bank. Merchants Trust Company was merged into Merchants Bank on September 30, 2009. Effective on September 30, 2009, Merchants Trust Company’s Board of Trustees became the Trust Committee of Merchants Bank.

In 2008, our Board of Directors and shareholders voted to adopt the 2008 Compensation Plan for Non-Employee Directors and Trustees. This plan permitted non-employee directors to defer receipt of their annual retainer and meeting fees by receiving those fees in the form of our common stock. If a participating director elected to have all or a specified percentage of his or her compensation for a given year deferred, that director was credited with a number of shares of our common stock equal in value to up to 125% of the amount deferred. The additional value represented a “risk premium,” taking into account that director’s commitment to the value of our common stock over the deferral period, as well as the risk of forfeiture under certain circumstances. The risk premium level was set at 20% for 2009 and 2010.

The following table sets forth information about fees earned by our non-employee directors for their service during 2009. The table includes compensation paid to directors who serve on our Board of Directors, as well as compensation paid for service on the boards of our subsidiary, Merchants Bank and our former subsidiary, Merchants Trust Company.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total

Michael R. Tuttle	$ —	$ —	—	—	—	—	$ —
Scott F. Boardman	$32,600	$6,592	—	—	—	—	$39,192
Peter A. Bouyea	$29,050	$5,870	—	—	—	—	$34,920
Karen J. Danaher	$18,550	$ —	—	—	—	—	$18,550
Jeffrey L. Davis	$32,300	$6,508	—	—	—	—	$38,808
Michael G. Furlong	$36,150	$ —	—	—	—	—	$36,150
John A. Kane	$37,050	$ —	—	—	—	—	$37,050
Lorilee A. Lawton	$31,850	$6,486	—	—	—	—	$38,336
Bruce M. Lisman	$28,650	$5,790	—	—	—	—	$34,440
Raymond C. Pecor, Jr.	$31,600	$ —	—	—	—	—	$31,600
Raymond C. Pecor III (3)	$ 5,450	$1,096	—	—	—	—	$ 6,546
Patrick S. Robins	$30,425	$ —	—	—	—	—	$30,425
Robert A. Skiff	$28,100	$ —	—	—	—	—	$28,100

(1)

Includes all fees earned, whether paid in cash or deferred under the 2008 Compensation Plan for Non-Employee Directors and Trustees.

(2)

This column reflects only the 20% risk premium for non-employee directors who elected to receive shares of common stock in lieu of cash.

(3)

On October 15, 2009, our board elected Mr. Raymond C. Pecor III to the board of directors of Merchants Bank.

Committees of the Boards of Directors

Our Board of Directors has designated the following committees: an Audit Committee, a Nominating and Governance Committee and a Shareholder Value Committee. The composition and objectives of each committee are described below. Our Board of Directors continues to review its committees and the independence and qualifications of its current committee members in light of changes required under the Sarbanes-Oxley Act of 2002 and by the Securities and Exchange Commission (the “SEC”) and The Nasdaq Stock Market.

Our Board of Directors has determined that a majority of the members of our Board of Directors are independent directors under the rules of The Nasdaq Stock Market and the Principles of Governance adopted by our Board of Directors. See “Ethics and Corporate Governance” below.

Audit Committee

The Audit Committee held five meetings in 2009. As described in the Audit Committee’s charter, a copy of which is available on our website at mbvt.com, the primary function of the Audit Committee is to promote quality and reliable financial reporting and adequate and effective internal controls for our company and its subsidiaries. It promotes the adequacy, independence and objectivity of the internal and external audit and loan review functions and the effective identification and management of risks throughout the organization. The Audit Committee is to assist our Board of Directors in overseeing the integrity of our financial statements, our compliance with legal and regulatory requirements, the external auditor’s performance, qualifications and independence; and the performance of our internal audit function. In doing so, it is the goal of the Audit Committee to maintain free and open communication among the Audit Committee, external auditors and our management.

The Audit Committee currently consists of five members: John A. Kane, Chair, Scott F. Boardman, Peter A. Bouyea, Jeffrey L. Davis, and Lorilee A. Lawton. Each member of the Audit Committee is an “independent” director under SEC rules. No member of the Audit Committee is an employee of our company or any of its subsidiaries. We have not relied on exemptions for Audit Committee independence requirements contained in Rule 10A-3 under the Securities Exchange Act of 1934. The members of the Audit Committee are required to have extensive business and financial experience. They are also required to have a good understanding of financial statements, including our balance sheet, income statement, cash flow statement and quarterly and annual reports on Forms 10-Q and 10-K and related financial statements and disclosures. Our Board of Directors has determined that Mr. Kane qualifies as an Audit Committee “financial expert.”

The Audit Committee meets with our external and internal auditors and principal financial personnel to review quarterly financial results and the results of the annual audit (in both regular and executive sessions). The Audit Committee reviews and approves annual external auditor engagement plans, scopes and fees. The Audit Committee approves all fees and terms related to the annual independent audit as well as all permissible non-audit engagements of the external auditors. The Audit Committee pre-approves all audit and permissible non-audit services to be performed by the external auditors, giving effect to the “de minimis” exception for non-audit services set forth in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934.

Nominating and Governance Committee

The Nominating and Governance Committee met four times in 2009. As described in the Nominating and Governance Committee’s charter, which is available on our website at mbvt.com, the Nominating and Governance Committee is responsible for reviewing and making recommendations regarding the compensation of our directors and executive officers, including salaries, bonuses, benefit plans, commissions, the grant of options and other forms of, or matters relating to, executive compensation. The Nominating and Governance Committee is also responsible for nominating directors for membership on committees and ensuring effective recruiting of directors as well as establishing and monitoring corporate governance guidelines. The Nominating and Governance Committee reviewed the Compensation Discussion and Analysis (“CD&A”) which is contained in this proxy, discussed it with management and recommended to the Board of Directors that the CD&A be included in our SEC filings. A copy of our corporate governance guidelines are available on our website at mbvt.com. The Nominating and Governance Committee reports to our Board of Directors and makes recommendations to our Board of Directors in all of the above matters.

The Nominating and Governance Committee will consider director candidates recommended by our shareholders. Any submissions for director candidates may be submitted to the Chairperson of the committee and sent to our corporate secretary, Lisa Razo, at 275 Kennedy Drive, South Burlington, VT 05403. These submissions will be considered on the basis of the same considerations applied to internally-nominated candidates.

The Nominating and Governance Committee’s goal is to nominate directors that bring a diverse variety of perspectives and skills derived from business and professional experience to our company. Neither the Nominating and Governance Committee nor the Board has a policy with regard to the consideration of diversity in identifying director nominees, although both may consider diversity when identifying and evaluating proposed director candidates. The Nominating and Governance Committee seeks directors who will add something unique and valuable to the Board of Directors as a whole. Each director should have the necessary qualifications, professional background and core competencies to discharge his or her duties. Each director should be able to contribute sufficient time to his or her duties. Each should possess certain core competencies, including a combination of several of the following:

•

Accounting or finance background;

•

Business or management experience;

•

Industry knowledge;

•

Customer based experience or perspective;

•

Crisis response experience;

•

Leadership;

•

Strategic planning experience;

•

Knowledge of the fundamentals of credit; and

•

Risk management experience.

The Nominating and Governance Committee keeps an active list of potential director candidates, which is reviewed and updated periodically. Our Board of Directors seeks to time the election of new directors to create a period of concurrent membership for new and retiring directors. This allows new directors to become fully oriented to their duties prior to the departure of retiring directors.

The Nominating and Governance Committee has the authority to hire, fire, and seek the services of consulting and advisory firms as it deems appropriate. These advisors serve as independent council and report directly to the Nominating and Governance Committee. As a matter of general policy the Nominating and Governance Committee does not prohibit its advisors from providing services to management, but any such engagements must be requested or approved by the Nominating and Governance Committee.

In November 2009, the Nominating and Governance Committee selected and retained an independent outside consulting firm, Pearl Meyer & Partners (“PM&P”), which specializes in executive and board compensation. The consultant reports directly to the Nominating and Governance Committee and carries out its responsibilities to the Nominating and Governance Committee in coordination with both the President and CEO and the Human Resources Manager as requested by the Nominating and Governance Committee. The Nominating and Governance Committee has reviewed all services provided by the Compensation consultant in 2009, and has determined that the consultant did not provide services to management in 2009 and is independent with respect to SEC standards as well as our policy.

The Nominating and Governance Committee currently consists of five directors: Lorilee A. Lawton, Chair, Peter A. Bouyea, Michael G. Furlong, Bruce M. Lisman and Robert A. Skiff, each of whom is independent under the rules of The Nasdaq Stock Market. No member of the committee is an employee of our company or any of its subsidiaries.

Shareholder Value Committee

The function of the Shareholder Value Committee is to consider and make recommendations to our Board of Directors on proposals that affect the value of shareholders’ investment in common stock. During 2009, the

Shareholder Value Committee consisted of the following individuals: Raymond C. Pecor, Jr., Chair, Peter A. Bouyea, Michael G. Furlong and Michael R. Tuttle. The Shareholder Value Committee did not meet during 2009.

Ethics and Corporate Governance

General

Merchants and its subsidiary companies are governed in accordance with our respective charters and bylaws and the laws of Delaware and Vermont. Our Board of Directors is ultimately responsible to our shareholders for the well-being of the enterprise. Our directors have a fiduciary responsibility to act in good faith.

Independence

As reflected in the Principles of Governance adopted by our Board of Directors, as recommended by counsel, our Board has adopted categorical standards to assist it in making independence determinations. Using those standards, our Board of Directors analyzes each director’s relationship with us and our subsidiaries to determine whether our directors are independent under the rules of The Nasdaq Stock Market.

Our Board of Directors has determined that all of our current directors, except Mr. Tuttle, are “independent” within the meaning of the independence rules of The Nasdaq Stock Market.

Corporate Governance Guidelines

Our Board of Directors has adopted Principles of Governance. These principles serve as guidelines for the conduct of our Board of Directors. They reflect our Board’s commitment to ensuring adherence to good corporate governance principles. The corporate governance guidelines address a number of topics, including, among other things, director qualifications and responsibilities, the functioning of the Board of Directors, the responsibilities and composition of the Board committees, director compensation and annual Board review and self-evaluations. These guidelines are available on our website at mbvt.com. You may obtain a print copy of these guidelines free of charge by submitting a request to our Corporate Secretary at our principal administrative offices, which are located at 275 Kennedy Drive, South Burlington, Vermont 05403, telephone: (802) 658-3400.

Executive Sessions

All directors who are not employees of our company or its subsidiaries meet in executive session at least quarterly. Our independent directors met five times during 2009 in executive sessions without members of management present.

In 2009 the Audit Committee and the Nominating and Governance Committee each conducted five and four executive sessions, respectively, without members of management present. Under their charters, these committees are authorized to retain and consult with external advisors, consultants and counsel.

Codes of Ethics

We have adopted comprehensive Codes of Ethics for senior officers and senior financial officers, in addition to the Code of Ethics we have adopted for all employees and directors. We have a confidential telephone and Internet hotline system for anonymous reporting of complaints and concerns regarding financial reporting. This system may be accessed by telephone at 1-866-850-1442 or via the Internet at ethicspoint.com. These codes are available on our website at mbvt.com.

Communications with Directors

Our Board of Directors provides a means for our shareholders to send communications to our Board of Directors, which can be found on our website at mbvt.com.

Disclosure and Certification

We practice full and timely public disclosure of material information. We use generally accepted accounting principles (“GAAP”) applied in the U.S. as the primary method for reporting results in our quarterly earnings releases and in our financial statements.

In order to provide additional transparency with respect to our financial statements, detailed quarterly and annual financial information is available on our website at mbvt.com. Our Chief Executive Officer (“CEO”) and the Chief Financial Officer (“CFO”) certify all quarterly and annual financial reports filed with the SEC.

Executive Officers

The names and ages of our executive officers and each executive officer’s position are listed below.

Name	Age	Positions

Michael R. Tuttle	55	President and CEO, Merchants and Merchants Bank
Janet P. Spitler	50	Senior Vice President, Treasurer and CFO, Merchants and Merchants Bank
Thomas S. Leavitt	51	Executive Vice President, Community Banking, Merchants Bank
Thomas R. Havers	60	Senior Vice President, Operating and Administrative Division Manager, Merchants Bank
Geoffrey R. Hesslink	45	Senior Vice President, Senior Lender, Merchants Bank
Molly Dillon	61	Senior Vice President, Merchants Bank; and President, Merchants Trust Company
F. Sheldon Prentice	59	Senior Vice President and General Counsel, Merchants and Merchants Bank

Mr. Tuttle, our President and CEO and President and CEO of Merchants Bank, served as Merchants Bank’s Executive Vice President and Chief Operating Officer from 1997 until his appointment as President and Chief Executive Officer of Merchants Bank, effective January 1, 2006. Mr. Tuttle was appointed as our President and Chief Executive Officer, effective January 1, 2007.

Ms. Spitler has served as our Treasurer and as Treasurer of Merchants Bank since 1995, and has served as our CFO and as CFO of Merchants Bank since 1997.

Mr. Leavitt has served as Executive Vice President for Community Banking of Merchants Bank since November 2006. Prior to that time, Mr. Leavitt served as Senior Vice President of Merchants Bank’s Retail Banking division, a position he held since 1996.

Mr. Havers has served as Senior Vice President of Merchants Bank since 1983. He has served as Division Manager of Operations and Administration since 1990.

Mr. Hesslink has served as Senior Vice President and Senior Lending Officer of Merchants Bank since January 2006. Prior to that time, Mr. Hesslink served as Vice President and Corporate Banking Officer of Merchants Bank, a position he held since 1996.

Ms. Dillon has served as Senior Vice President of Merchants Bank and President of Merchants Trust Company, a division of Merchants Bank, since April 2008. From 2006 until April of 2008, Ms. Dillon served as Director for Personal Wealth Advisors for TD Banknorth Group, NA in Burlington, Vermont. Prior to that time, Ms. Dillon served as Regional Manager for Banknorth Investment Management Group of Vermont and New York from 1997 to 2006.

Mr. Prentice has served as Senior Vice President and General Counsel of Merchants and Merchants Bank since March 2008. Mr. Prentice served as Senior Vice President, General Counsel and Secretary of Chittenden Corporation and Chittenden Bank from December 1985 to March 2008.

Compensation Discussion and Analysis

This CD&A section is intended to help our shareholders understand our compensation philosophy, objectives, components and practices. The CD&A also describes the Nominating and Governance Committee’s decisions made in 2009 as it relates to the compensation of our Executive Officers.

The term “Named Executive Officers” refers to those individuals who served as our CEO, our CFO and our next three highest paid executive officers in 2009.

Compensation Philosophy

Our compensation program and philosophy for executive officers is developed by the Nominating and Governance Committee (“Committee”) and approved by our Board of Directors. The objectives of our executive compensation program are to:

•

attract, motivate and retain highly qualified and dedicated executive officers with competitive levels of compensation aligned with banks of similar size, region, and complexity,

•

reward above-average corporate performance and recognize individual initiative and achievements,

•

integrate pay with our strategic annual and long-term performance goals, and

•

align executive officers’ incentive with the promotion of shareholder value.

To meet these objectives, our executive compensation program is designed to provide the following:

•

Competitive base salaries, targeted at the market median, but with flexibility to recognize each executive’s individual role, responsibilities, experience and performance;

•

Short-term cash incentive program which focuses our executives on critical annual goals and objectives aligned with our strategic plan;

•

Long-term incentives, delivered in stock, that align our executives with shareholders, reward stock price appreciation and provide a means for retaining our top performers;

•

Benefits that are, by design, conservatively competitive. While they do not consist of a major part of total compensation program, they are important to allow us to attract and retain key executives.

Our Principles of Governance which were approved by our Board of Directors, and are available on our website at mbvt.com, require compensation for the CEO to be linked to the achievement of our strategic goals that improve our long-term performance. Accordingly, a meaningful portion of the CEO’s compensation should depend upon our performance.

The Committee will continue to review, evaluate, and revise the compensation philosophy as appropriate to meet its desired objectives and adhere to emerging regulations.

Role of the Nominating and Governance Committee

The Committee approves, administers and interprets our executive compensation and benefits policies. The Committee is appointed by our Board of Directors, and consists entirely of directors who are “independent” under the rules of The Nasdaq Stock Market, “outside directors” for purposes of Section 162(m) of the Internal Revenue Code and “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act. During 2009, the Committee was comprised of Lorilee A. Lawton (Chair), Peter A. Bouyea, Michael G. Furlong, Bruce M. Lisman and Robert A. Skiff.

The Committee represents both us and our main operating subsidiary, Merchants Bank. The Committee is charged with providing independent review and oversight, promotion of corporate accountability for executive compensation, adoption of performance and base compensation policies for executive management, and review and approval of incentive plans for executive officers. Decisions regarding the CEO’s compensation package are made solely by the Committee in executive session without the participation of the CEO or other members of senior management. The Committee reports to our Board of Directors, and makes recommendations to our Board of Directors in all of the above matters.

Role of the Compensation Consultant

In late 2009, the Committee selected and retained an independent outside consulting firm, PM&P, which specializes in executive and board compensation. The consultant reports directly to the Committee and carries out its responsibilities to the Committee in coordination with both the CEO and the Human Resources Manager.

In late 2009, PM&P conducted a comprehensive review of our executive compensation program and high level audits of our current Executive Annual Incentive Plan, Long Term Incentive Plan and Employment Contracts. PM&P presented the findings and recommendations from this study to the Committee in January 2010. As a result of this initial study, PM&P was hired to assist the Committee with the following projects that will be completed in 2010:

•

Redesign of our Executive Annual Incentive Plan

•

Long-Term Incentive Plan Strategy and Equity Grant Allocation

•

Support in the preparation of the 2010 CD&A

•

Support related to Employment/Change-in-Control Agreements

•

Other services as requested by the Committee

Role of Management

The Committee occasionally requests one or more members of executive or senior management, such as the CEO and CFO, to be present at committee meetings where executive compensation and company or individual performance are discussed and evaluated. Executives may provide insight, suggestions or recommendations regarding executive compensation. However, only Committee members vote on decisions regarding executive compensation.

The Committee meets with the CEO to discuss his performance and compensation package, but ultimately decisions regarding his package are made solely based upon the Committee’s deliberations, as well as input from the compensation consultant, as requested. The Committee considers recommendations from the CEO, as well as input from the compensation consultant as requested, to make decisions regarding other executives.

Inputs to Committee Decision Making

Performance Evaluation

The Committee evaluates the performance of the CEO annually in the following four categories:

1.

Development of specific strategic plan objectives,

2.

Operational impact on company morale, customer satisfaction, our public image, company efficiency and flexibility, and research and development of leading edge products, services and technologies,

3.

Management style and effectiveness in relation to our customers, shareholders, employees, executive officers, board and committee members, and the media and community, and

4.

Effectiveness of leadership in:

a.

developing appropriate strategies and gaining support from our Board of Directors and its committees to achieve these strategies,

b.

setting the “tone at the top” for our ethics, customer relations, reputation and ensuing results, fostering an environment for leadership development at all levels within our company, and

c.

working collaboratively with our Board of Directors and committees and communicating information in a timely manner to ensure full and informed consent regarding matters of governance.

The CEO evaluates the performance of our executive officers (other than himself) annually. Each executive officer’s annual performance review serves as the basis for adjustments to his or her base salary. Individual performance evaluations are tied closely to achievement of short-term and long-term goals and objectives, individual initiative, team-building skills, level of responsibility and above average corporate performance.

The CEO makes annual recommendations to the Committee for changes to executive officer salaries for the following fiscal year based on individual performance within their respective areas of expertise, the CEO’s assessment of their contributions to our earnings and growth during the year, as well as their management style and effectiveness in relation to our customers, shareholders, employees, fellow executive officers, board and committee members and the community. The Committee reviews these recommendations and makes its final recommendations to our Board of Directors. Decisions regarding compensation for executive officers, including that of the CEO, are approved by our Board of Directors based on the recommendations from the Committee.

Benchmarking

For 2009 pay decisions, the Committee utilized multiple data sources to facilitate its compensation decisions. An industry index was used to provide perspective for annual and long-term incentives. The index was based on information obtained from a database provided by SNL Financial and was comprised of 33 banks in New England and New York with total assets between $500 million and $3 billion (approximately half to two times our size). This comparison group was used to set annual performance goals for return on equity (“ROE”) and to help the Committee determine equity grants. In addition, the Committee used base salary data prepared in 2007 by an independent third party, Coy Lewis Company, to assist in determining base compensation for executive officers.

In November 2009, the Committee hired PM&P to conduct a comprehensive review of our total executive compensation program. The purpose of this review was to provide an independent and objective analysis of all elements of compensation (individually and in aggregate) relative to market and peer group practices and provide guidance to the Committee with regard to its 2010 compensation decisions.

A primary data source used in setting market-competitive guidelines for the executive officers is the information publicly disclosed by a peer group of other publicly traded banks. This peer group was developed by PM&P using objective parameters that reflect banks of similar asset size and region. The peer group was approved by the Committee. Overall, the goal was to have 15-20 comparative banks that provide a market perspective for executive total compensation.

The PM&P peer group consists of 21 banks in Connecticut, Maine, Massachusetts, New Hampshire, New York and Rhode Island, ranging from approximately $900 million in assets to $2.9 billion in assets and positioning Merchants at approximately the median for size ($1.4 billion in assets).

The following is the peer group used in the 2009 - 2010 review conducted by PM&P:

•	Washington Trust Bancorp, Inc.	•	First Bancorp, Inc.
•	Brookline Bancorp, Inc.	•	Enterprise Bancorp, Inc.
•	Berkshire Hills Bancorp, Inc.	•	Westfield Financial, Inc.
•	Camden National Corporation	•	United Financial Bancorp, Inc.
•	Century Bancorp, Inc.	•	Bar Harbor Bankshares
•	Danvers Bancorp, Inc.	•	Chemung Financial Corporation
•	Arrow Financial Corporation	•	Legacy Bancorp, Inc.
•	Canandaigua National Corporation	•	Wilber Corporation
•	Bancorp Rhode Island, Inc.	•	Hingham Institution for Savings
•	Rockville Financial, Inc.	•	New Hampshire Thrift Bancshares, Inc.
•	Alliance Financial Corporation

In addition to the peer group data, PM&P used several other sources of data including PM&P’s Banking Compensation Survey Report and Watson Wyatt Financial Institutions Benchmarking Survey. Data reflects banks representing similar asset size and region to Merchants.

Information from the competitive analysis was used by the consultant to provide market-competitive guidelines that support our total compensation philosophy. Guidelines for base salary, short and long-term incentive targets and estimated total direct compensation are provided with ranges for performance. This allows the Committee to see the potential pay and range of pay for each executive role. These guidelines provided a framework for consideration by the Committee in setting current pay levels.

Risk Oversight of Compensation Programs

We believe that the compensation program is not structured to be reasonably likely to present a material adverse risk to Merchants based on the following factors:

•

As a community bank regulated by the Federal Deposit Insurance Corporation, the Commissioner of the Vermont Department of Banking, Insurance, Securities and Health Cares Administration, our main operating subsidiary, Merchants Bank, adheres to defined risk guidelines, practices and controls to ensure the safety and soundness of the organization;

•

Our management and Board of Directors conduct regular reviews of our business to ensure we remain within appropriate regulatory guidelines and appropriate practice, supplemented by our internal audit function; and

•

The Committee sets performance goals to avoid targets that, if not achieved, result in a large percentage loss of compensation.

Components of Executive Compensation and 2009 Decisions

Our compensation program for all executive officers, including the CEO, consists of four key components, which are reviewed regularly by the Committee:

•

Base Salary

•

Annual Incentive

•

Long-Term Incentive/Equity

•

Employment Contracts/Other Benefits

We offer no perquisites of any kind to any of our executive officers. Executive officers are not entitled to any severance or change-in-control payments beyond those described in the “Employment Agreements” section below.

The following section summarizes the role of each component, how decisions are made and the resulting 2009 decision process as it relates to the executive officers.

Base Salary

We believe the purpose of base salary is to provide competitive and fair base compensation that recognizes the executive’s role, responsibilities, experience and performance. Base salary represents fixed compensation that is targeted to be competitive with the practices of comparable financial institutions in the region.

Typically, the Committee reviews and sets base pay for each executive in January of each year following the performance evaluation process. Competitive markets for similar roles are considered, as well as each individual’s experience, performance and contributions. Input from the CEO is considered in setting the executive salaries while the Committee is solely responsible for determining the CEO salary.

Based upon the results of the benchmark study conducted by PM&P, which was presented to the Committee in January 2010, the Committee approved the following base salary adjustments for Named Executive Officers for 2010 that were intended to bring salaries in line with market and recognize each executive’s contribution and performance:

		January 2009 Base Salary	January 2010 Base Salary

Michael R. Tuttle	President & CEO	$220,000	$250,000
Janet P. Spitler	CFO and Treasurer	$158,000	$162,500
Thomas S. Leavitt	EVP, Sr. Community Banking Officer	$165,000	$165,000
Thomas R. Havers	SVP, Sr. Operations & IS Officer	$159,000	$159,000
Geoffrey R. Hesslink	SVP, Sr. Lender	$162,000	$175,000

The Committee recognizes that the CEO’s salary is lower than market and does not represent a significant increase above his team’s salaries. This does not reflect performance, but rather an historical practice that reflected a more conservative and “team” oriented approach to managing compensation levels. The Committee’s goal is to bring the CEO’s salary more in line with market, but over a period of several years. Currently the CEO base compensation is 1.33 times the compensation of the next highest paid executive officer.

Annual Incentive

The objective of our Executive Annual Incentive Plan is to motivate and reward key members of management, including the CEO, for achieving specific company performance goals that support the strategic plan. Rewards under this Plan represent compensation that must be earned (and re-earned each year) based upon our performance.

Our proposed performance goals for the incentive plan are based on budget projections and are typically presented by the CEO to the Committee during the first quarter of the year. Once the Committee finalizes and approves the performance goals, the goals are presented to the full Board for final approval. The following details the framework of the 2009 Executive Annual Incentive Plan:

Incentive Opportunity: The incentive opportunities are defined as a percentage of executives’ base salary. Although no defined target incentive opportunities are detailed in the plan, each executive, including the CEO, has the opportunity to receive a maximum payout equal to 50% of base salary based upon the final achievement of Merchants’ performance goals. In order to establish a separate ‘tier’ within the plan design, the CEO incentive is calculated as 125% of the final percentage earned by other executives.

Performance Measures: The 2009 performance measures are aligned with our strategy and business plan and include: after-tax earnings, return on average assets (“ROAA”), and return on average equity (“ROAE”). Minimum (threshold) and maximum (stretch) levels of performance were defined for the plan year and are summarized in the table below. No awards are paid for performance below threshold (minimum) for a particular performance measure. Actual payouts for each goal are based upon final performance between threshold and stretch levels. Actual payouts for each performance goal are pro-rated for any level of performance between threshold and stretch using interpolation to reward incremental improvement.

Performance Measure	Threshold – Stretch Incentive Opportunity (% of base salary)(1)	Threshold (Minimum) Goal	Stretch (Maximum) Goal

Earnings (after-tax)	2.00% – 20.00%	$11.00 million	$13.00 million
ROAA	1.00% – 30.00%	0.85%	1.50%
ROAE – Absolute Goal	2.00% – 20.00%	14.00%	19.00%
ROAE – Relative to Industry Group
Performance	4.00% – 8.00%	Top 20th Percentile	Top Performer
TOTAL	9.00% – 50.00%(2)

(1)

Performance below threshold will result in a zero payment for that performance measure.

(2)

Incentive opportunity is capped at 50% of base salary for the plan year, regardless of final performance.

At the end of the plan year, the Committee assesses our performance relative to each of the performance measures and determines the awards based upon the attainment of each goal. The Committee retains the discretion to modify incentive payouts based on significant individual performance or Company performance shortfalls. Our Board of Directors has the discretion to determine the amount and manner of executive incentive payments and to make adjustments at their discretion.

2009 Decisions

The following table summarizes the 2009 performance results and the associated payouts (as a percent of base salary) for each predefined performance measure.

Performance Measure	2009 Threshold - Stretch Goal	2009 Result	Potential Payout Range (% of base salary)(1)	Payout (% of base salary)

Earnings (after-tax)	$11.00 – $13.00 million	$12.48 million	2.00 – 20.00%	14.79%
ROAA	0.85% – 1.50%	0.91%	1.00 – 30.00%	3.15%
ROAE – Absolute Goal	14% – 19%	14.67%	2.00 – 20.00%	3.00%
ROAE – Relative to Peer Group
Performance	Top 20th Percentile – Top Performer	Top 15%	4.00 – 8.00%	5.00%
			Total Payout	25.94%

(1)

Performance below threshold will result in zero payment for that performance measure.

As defined in the Plan, the President & CEO is eligible to receive an award equal to 125% of the final award earned by the other executives. Based upon 2009 performance, the actual award payout for the President & CEO was 32.43% of base salary while the other executives earned 25.94% of base salary.

2010 Plan Design Considerations

Based on the consultant’s review in late 2009, the Committee is working to review and refine its incentive plan for 2010 in light of emerging best practice. On February 18, 2010, the Board approved the 2010 Executive Annual Incentive Plan (the “Plan”) and designated target awards for fiscal year 2010 (calculated as a percentage of base salary) for our executive officers, including our Named Executive Officers as set forth in this proxy statement. The target award percentages are 35% for Michael R. Tuttle, President & CEO, and 25% for Janet P. Spitler, Senior

Vice President, Treasurer and CFO; Thomas S. Leavitt, Executive Vice President, Community Banking; Thomas R. Havers, Senior Vice President, Operating and Administrative Division Manager; and Geoffrey R. Hesslink, Senior Vice President, Senior Lender. The possible payouts under the Plan range from 0% to 150% of these target awards based upon Merchants’ and, in the case of Mr. Leavitt and Mr. Hesslink, division or individual performance. In order for the Plan to activate, we must achieve a net income target ($12.50 million in 2010) and maintain acceptable ratings on internal and regulatory agency audits. The awards of Messrs. Tuttle and Havers and Ms. Spitler will be based upon achieving targets with respect to our return on assets, return on equity relative to an industry index, efficiency ratio, net interest income and Tier 1 capital ratio. The awards of Messrs. Leavitt and Hesslink will be based upon one to three Company goals depending upon their current role as well as one or more division and/or individual performance goals. The Committee has the discretion to adjust any payouts to reflect the business environment and market conditions.

Long-Term Compensation

We award long-term incentive grants in the form of stock options to our executive officers, although an annual stock option grant is not guaranteed. These awards are consistent with our pay-for-performance principles and align the interests of our executive officers to the interest of our shareholders. The Committee reviews and recommends to our Board of Directors the amount of each award to be granted to each executive officer and our Board of Directors approves each award. In making these determinations, the Committee considers performance relative to our strategic and financial objectives, the previous year’s individual performance of each executive officer and the market pay level for the executive officer. This typically takes place in May of each year.

The stock options are awarded pursuant to our stock option plan. Stock options granted under this plan may be either incentive stock options or non-qualified stock options, as determined at the discretion of our Board of Directors and as reflected in the terms of written option agreements. The exercise price for option awards is determined based on the market closing price of our common stock on the date of grant. We strive to avoid both the possibility and the appearance that any of our option grants are being timed to take advantage of temporary downward fluctuations in the market price of our stock. The provisions of our long-term incentive plan do not allow “backdating,” “repricing,” or “reloading” of option grants.

2009 Decisions

The Committee reviewed 2008 equity award data from the industry index referenced previously in the “Benchmarking” section. The results of this analysis supported an award value equal to 12% of base salary for executive officers, including the CEO. In May 2009, the Committee approved stock option awards for key executives and granted awards based upon the earlier analysis. The 2009 grants made to the Named Executive Officers are summarized in our “Grants of Plan Based Awards” table on page 24 of this Proxy Statement.

Employment Agreements

Each of our executive officers has entered into employment agreements with us with terms expiring December 31, 2011. These agreements are renewable after December 31, 2011 for successive one-year terms unless we notify the executive officer twelve months prior to December 31, 2011 that his or her employment will not be extended. These agreements contain standard terms and conditions customarily found in employment agreements for comparable executives, including those terms discussed in this paragraph.

If an executive officer is terminated without “cause” (as defined in these agreements) or the executive officer resigns for “good reason” (as defined in these agreements), in each case prior to the completion of the term of the employment agreement, we have agreed to pay in one lump sum, that executive officer’s salary for one year from the date of termination, with the dollar amount “grossed-up” so that the officer will receive such amount without the effect of local, state or federal income taxation.

Other Benefits

Our executive officers are also eligible for other benefits available to all other employees on substantially the same terms, such as our 401(k) plan, and health, dental, and life insurance plans.

•

401(k) plan: We match individual plan contributions for participating employees, including the executive officers, on a dollar-for-dollar basis, up to 3% of annual salary, and on a $0.50 per dollar basis up to the next 3% of annual salary up to annual IRS maximums.

•

Medical and dental health insurance plans.

•

Life insurance plan (benefit equal to one time annual salary) and long-term disability insurance plan.

Impact of Accounting and Tax on the Form of Compensation

The Committee and management consider the accounting and tax (individual and corporate) consequences of the compensation plans prior to making changes to the plans.

The Committee has considered the impact of Accounting Standards Codification 505-50, as issued by the FASB in 2004, on our use of equity incentives as a key retention tool.

Section 162(m) of the Internal Revenue Code limits deduction of compensation paid to named executive officers to $1,000,000 unless the compensation is “performance-based”. Based on the current compensation levels we have paid, we do not believe 162(m) will be triggered for our CEO or other executive officers but may consider this in future years.

Summary

The following table sets forth a summary of compensation paid to each of our Named Executive Officers during 2009, 2008 and 2007.

SUMMARY COMPENSATION TABLE (1)

Name and Principal Position	Year	Salary	Bonus	Option Awards (2)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-Qualified Deferred Compensation Earnings	All Other Compensation (3)	Total

Michael R. Tuttle	2009	$219,656	—	$24,213	$71,336	$ 3,044	$11,025	$329,274
President and CEO	2008	$201,779	—	$28,500	$50,000	$ 4,859	$ 8,222	$293,360
	2007	$190,008	—	—	$ 9,500	$ 1,082	$ 8,611	$209,201

Janet P. Spitler	2009	$157,864	—	$17,983	$40,987	$ 1,580	$ 8,611	$227,025
SVP CFO and Treasurer	2008	$149,856	—	$21,300	$30,000	$ 1,981	$ 9,406	$212,543
	2007	$142,152	—	—	$ 7,100	$ 490	$ 6,564	$156,306

Thomas S. Leavitt,	2009	$164,911	—	$19,202	$42,803	—	$21,322	$248,238
Executive Vice President	2008	$160,014	—	$24,750	$32,000	—	$18,379	$235,143
	2007	$158,886	—	—	$ 8,001	—	$13,606	$180,493

Thomas R. Havers,	2009	$158,843	—	$17,983	$41,249	$24,405	$ 8,498	$250,978
Senior Vice President	2008	$149,856	—	$21,300	$30,000	$42,890	$ 7,063	$251,109
	2007	$142,002	—	—	$ 7,100	$10,916	$ 6,870	$166,888

Geoffrey R. Hesslink,	2009	$161,780	—	$17,983	$42,026	—	$15,687	$237,476
SVP Senior Lender	2008	$149,856	—	$21,300	$50,000	—	$13,063	$234,219
	2007	$135,825	—	—	$ 7,100	—	$12,485	$155,410

(1)

Our compensation plan for executive officers does not provide for stock awards and no stock awards were awarded to our executive officers during 2009.

(2)

The assumptions used in the valuation of the Option Awards are disclosed in Footnote 11 to the our audited, financial statements as of December 31, 2009, beginning on pages 67-68 of our Annual Report on Form 10-K for the period ending December 31, 2009.

(3)

Primarily represents contributions made by us on behalf of the executive officers to the Merchants Bank 401(k) Plan. Also includes a $6,000 annual car allowance for Messrs. Hesslink and Leavitt; and a $6,182 buyout of unused vacation time for Mr. Leavitt.

Options were awarded to Named Executive Officers during 2009 as detailed in the table below.

GRANTS OF PLAN-BASED AWARDS

								All Other Stock Awards: Number of Shares of Stock or	All Other Option Awards: Number of Securities Underlying	Exercise Price of Option
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards

Michael R. Tuttle	5/21/2009	—	—	—	—	—	—	—	7,590	$22.75
Janet P. Spitler	5/21/2009	—	—	—	—	—	—	—	5,637	$22.75
Thomas R. Havers	5/21/2009	—	—	—	—	—	—	—	5,637	$22.75
Thomas S. Leavitt	5/21/2009	—	—	—	—	—	—	—	6,019	$22.75
Geoffrey R. Hesslink	5/21/2009	—	—	—	—	—	—	—	5,637	$22.75

The following table sets forth outstanding equity awards to our Named Executive Officers at December 31, 2009. In addition, this table includes the number of shares remaining unexercised underlying both “exercisable” (i.e. vested) and “unexercisable” (i.e. unvested) stock options as of December 31, 2009.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable(1)	Equity Incentive Plan Awards Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested

Michael R. Tuttle	—	7,175	—	$22.93	6/9/2018	—	—	—	—
	—	7,590	—	$22.75	5/21/2019	—	—	—	—
Janet P. Spitler	—	5,363	—	$22.93	6/9/2018	—	—	—	—
	—	5,637	—	$22.75	5/21/2019	—	—	—	—
Thomas R. Havers	—	5,363	—	$22.93	6/9/2018	—	—	—	—
	—	5,637	—	$22.75	5/21/2019	—	—	—	—
Thomas S. Leavitt	—	6,231	—	$22.93	6/9/2018	—	—	—	—
	—	6,019	—	$22.75	5/21/2019	—	—	—	—
Geoffrey R. Hesslink	10,000	—	—	$26.63	8/16/2016	—	—	—	—
	—	5,363	—	$22.93	6/9/2018	—	—	—	—
	—	5,637	—	$22.75	5/21/2019	—	—	—	—

(1)

The vesting dates for unexercisable options are as follows: for options expiring on June 9, 2018 the vesting date is June 9, 2011; for options expiring on May 21, 2019 the vesting date is May 21, 2012

The following table sets forth details regarding stock option exercises by the executive officers in 2009, including the aggregate value realized upon exercise. “Value realized upon exercise” represents the excess of the closing price of our common stock over the exercise price, in each case on the date of exercise.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized Upon Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting

Michael R. Tuttle	5,000	$ 0	—	$ —
	6,186	$ 8,970	—	$ —
	3,309	$22,567	—	$ —
Janet P. Spitler	5,817	$26,060	—	$ —
	209	$ 1,724	—	$ —
	3,501	$21,881	—	$ —
Thomas R. Havers	6,186	$ 4,516	—	$ —
	4,685	$29,890	—	$ —
Thomas S. Leavitt	10,871	$62,943	—	$ —

Retirement Benefits

Prior to January 1995, we maintained a noncontributory defined benefit plan covering all eligible employees. During 1995, this plan was curtailed. Accordingly, all accrued benefits were fully vested and no additional years of service or age will accrue. The retirement benefits listed in the table below take into consideration the Social Security offset amount which is based on the law in effect on January 1, 1994. The present value of accumulated benefit was determined using the same assumptions used for financial reporting purposes under generally accepted accounting principles for 2009.

PENSION BENEFITS

Name	Plan Name	Number of Service Years Credited	Present Value of Accumulated Benefit	Payments During Last Fiscal Year

Thomas R. Havers	The Merchants Bank Pension Plan	23	$248,638	—
Janet P. Spitler	The Merchants Bank Pension Plan	4	$ 11,701	—
Michael R. Tuttle	The Merchants Bank Pension Plan	4	$ 25,871	—

Due to the frozen status of the plan, no further years of service will accrue. The annual retirement benefits for Mr. Tuttle, Ms. Spitler and Mr. Havers under the plan are approximately $4,000, $2,000 and $29,000, respectively. Mr. Havers is the only executive currently eligible for early retirement. Participants are eligible for early retirement upon obtaining age 55 and completing 10 years of vesting service.

Potential Payments Upon Termination or Change in Control

The following table summarizes the approximate payments and benefits that would be payable to each of the Named Executive Officers in the event of their termination of employment or upon the occurrence of a change in control combined with a termination of employment. For purposes of this table, the effective date of termination is assumed to be January 1, 2010.

Potential Payments upon Termination or Change-In-Control

Named Executive Officer	Voluntary Termination		Involuntary Termination			Change in Control
Form of Compensation	With Good Reason	Without Good Reason	Without Cause	With Cause	Death or Disability	No Termination	Termination Without Cause or Voluntary for Good Reason

Michael R. Tuttle
Cash Severance	$250,000	$ 0	$250,000	$ 0	$ 0	$ 0	$250,000
Tax Gross-Up	217,273	0	217,273	0	0	0	217,273
Accelerated vesting of equity awards (1)	0	0	0	0	0	0	0
Total	$467,273	$ 0	$467,273	$ 0	$ 0	$ 0	$467,273

Janet P. Spitler
Cash Severance	$162,500	$ 0	$162,500	$ 0	$ 0	$ 0	$162,500
Tax Gross-Up	145,093	0	145,093	0	0	0	145,093
Accelerated vesting of equity awards (1)	0	0	0	0	0	0	0
Total	$307,593	$ 0	$307,593	$ 0	$ 0	$ 0	$307,593

Thomas S. Leavitt
Cash Severance	$165,000	$ 0	$165,000	$ 0	$ 0	$ 0	$165,000
Tax Gross-Up	145,684	0	145,684	0	0	0	145,684
Accelerated vesting of equity awards (1)	0	0	0	0	0	0	0
Total	$310,684	$ 0	$310,684	$ 0	$ 0	$ 0	$310,684

Thomas R. Havers
Cash Severance	$159,000	$ 0	$159,000	$ 0	$ 0	$ 0	$159,000
Tax Gross-Up	141,494	0	141,494	0	0	0	141,494
Accelerated vesting of equity awards (1)	0	0	0	0	0	0	0
Total	$300,494	$ 0	$300,494	$ 0	$ 0	$ 0	$300,494

Geoffrey R. Hesslink
Cash Severance	$175,000	$ 0	$175,000	$ 0	$ 0	$ 0	$175,000
Tax Gross-Up	154,457	0	154,457	0	0	0	154,457
Accelerated vesting of equity awards (1)	0	0	0	0	0	0	0
Total	$329,457	$ 0	$329,457	$ 0	$ 0	$ 0	$329,457

(1)

Options become fully vested upon a change in control, however all options were out of the money at December 31, 2009 based upon the closing price of our stock of $22.64.

Nominating and Governance Committee Report

The Nominating and Governance Committee reviewed and discussed the above Compensation Discussion and Analysis with our management. Based on the review and discussion, the Nominating and Governance Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Lorilee A. Lawton, Chair

Peter A. Bouyea

Michael G. Furlong

Bruce M. Lisman

Robert A. Skiff

Related Party Transactions

As described below under “Nominating and Governance Committee Interlocks and Insider Participation,” we engage in banking transactions in the ordinary course of business with our directors and officers and with their immediate family and associates.

We have established guidelines for review of third party contracted services, which are reviewed annually by the Audit Committee. Our officers are assigned responsibility for review of service levels of outsourced technology service providers and vendors that pose the highest risk exposure within the guidelines established by the Federal Financial Institutions Examination Council (“FFIEC”). New service relationships considered for engagement with our insiders of Merchants Bank (defined by the FFIEC as individuals, their direct family members and business associates who are executive officers or directors of us and/or Merchants Bank) must be bid by at least one other service provider. Merchants Bank’s Board of Directors may require a third party analysis/review to substantiate the results of a new service contract with an insider.

Renewals of existing contracts with insiders of us or Merchants Bank do not require re-bidding or a third party analysis. However, the CEO or the Board of Directors of Merchants Bank may require either or both prior to reviewing a recommendation for a contract renewal.

We obtained legal services during 2009 from the firm of Sheehey Furlong & Behm P.C., of which Michael G. Furlong is a principal member. Mr. Furlong is a member of our Board of Directors and is the Chairman of Merchants Bank’s Board of Directors. We paid fees totaling approximately $8,000 to Mr. Furlong’s firm in 2009.

During 2009, we purchased copier equipment and supplies from SymQuest Group, Inc. totaling approx-imately $51,000. Patrick S. Robins, who is the Chairman of the Board of SymQuest Group, Inc., is a member of our Board of Directors and the board of directors of Merchants Bank.

We obtained insurance during 2009 through Hickok & Boardman, Inc., an insurance agency, of which
Scott F. Boardman is president. In 2009, payments made to this insurance agency totaled approximately $13,000. Mr. Boardman is a member of our Board of Directors and the board of directors of Merchants Bank.

In the opinion of our management, the terms of these transactions were no less favorable to us than those we could have obtained from an unrelated party providing comparable premises or services.

Nominating and Governance Committee Interlocks and Insider Participation

Certain of our directors and executive officers, as well as members of their immediate families and the companies, organizations, trusts, and other entities with which they are associated, are, or during 2009 were, also customers of Merchants Bank in the ordinary course of business. As permitted by applicable law, these persons may have had loans outstanding during 2009, and it is anticipated that these persons and their associates will continue to be customers of and indebted to Merchants Bank in the future. All of these loans were made in the ordinary course of business, and did not involve more than normal risk of collectibility or present other unfavorable features, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with unaffiliated persons and, where required by law, received prior approval by Merchants Bank’s Board of Directors. At December 31, 2009, these loans totaled approximately $3.44 million (3.8% of total shareholders’ equity). None of these loans to directors, executive officers, or their associates are nonperforming.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of March 5, 2010, certain information concerning the beneficial ownership of our common stock by (i) each person known by us to own beneficially five percent (5%) or more of the outstanding shares of our common stock; (ii) each of our executive officers and directors and (iii) all executive officers and directors as a group.

The number of shares beneficially owned by each 5% shareholder, director or executive officer is determined under SEC rules, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under those rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and also any shares which the individual or entity has the right to acquire within 60 days after March 5, 2010 through the exercise of any stock option or other right. Unless otherwise indicated, each person or entity has sole investment and voting power (or shares such power with his or her spouse) with respect to the shares set forth in the following table. The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares.

Name of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (3)(4)		Percent of Common Stock Beneficially Owned (2)

5% Shareholders
Merchants Bank 401(k) Employee Stock Ownership Plan	405,763	(5)	7%
275 Kennedy Drive
South Burlington, Vermont

Charles A. Davis	420,276	(6)	7%
Stone Point Capital LLC
20 Horseneck Lane
Greenwich, Connecticut

Columbia Management Advisors LLC	384,920	(7)	6%
101 South Tyron
Charlotte, North Carolina

Directors and Named Executive Officers
Scott F. Boardman	5,465	(8)	*
Peter A. Bouyea	89,050	(9)	1%
Karen J. Danaher	100		*
Jeffrey L. Davis	29,003	(10)	*
Molly Dillon	100		*
Michael G. Furlong	7,071		*
Thomas R. Havers	40,893	(11)	*
Geoffrey R. Hesslink	29,987		*
John A. Kane	9,053	(12)	*
Lorilee A. Lawton	8,984		*
Thomas S. Leavitt	18,997		*
Bruce M. Lisman	6,030		*
Raymond C. Pecor, Jr.	254,554	(13)	4%
Raymond C. Pecor, III	5,147	(14)	*
F. Sheldon Prentice	110		*
Patrick S. Robins	71,545		1%
Robert A. Skiff	6,358		*
Janet P. Spitler	323,921	(15)	5%
Michael R. Tuttle	50,389		*

Directors and Executive Officers as a Group (nineteen persons)	956,757		16%

*

Shareholdings represent less than 1.0% of class

(footnotes on following page)

NOTES:

(1)

The address for all executive officers and directors is c/o Merchants Bancshares, Inc., 275 Kennedy Drive, South Burlington, Vermont 05403.

(2)

For each person and group included in this table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of 6,153,361 shares of common stock outstanding as of March 5, 2010, plus the number of shares of common stock that person or group has the right to acquire within 60 days after March 5, 2010.

(3)

Includes the following number of shares of common stock issuable upon the exercise of outstanding stock options which were exercisable within 60 days after March 5, 2010 as follows:

Directors and Named Officers	Vested Options

Mr. Hesslink	10,000
All executive officers as a group:	10,000

(4)

Does not include the following number of shares of common stock which certain directors and executive officers have the right to receive on a deferred basis pursuant to our prior and current deferred compensation plans for directors and executive salary continuation plan:

Directors and Executive Officers	Deferred Shares

Mr. Boardman:	6,841
Mr. Bouyea:	35,255
Mr. J. Davis:	34,681
Mr. Furlong:	8,574
Mr. Havers:	9,684
Mr. Kane:	2,160
Ms. Lawton	16,547
Mr. Lisman:	6,501
Mr. Pecor Jr.:	38,903
Mr. Pecor III:	297
Mr. Robins:	26,920
Dr. Skiff:	30,257
All executive officers and directors as a group:	216,620

The individuals named above do not have the power to vote or dispose of these deferred shares. Ms. Spitler, on behalf of us and Merchants Bank, has the authority to vote these deferred shares.

(5)

Information has been obtained from Schedule 13G/A, filed February 8, 2010 with the SEC by the Merchants Bank 401(k) Employee Stock Ownership Plan. While 401(k) Employee Stock Ownership Plan participants have the right to designate how shares allocated to their respective accounts are to be voted, the Plan’s trustee, Merchants Trust Company, is authorized to vote the shares for which participants make no designation in connection therewith.

(6)

Until February 21, 2008, Mr. C. Davis was a member of our Board of Directors.

(7)

Information has been obtained from Schedule 13G, filed February 3, 2010 with the SEC by Columbia Management Advisors, Inc. Columbia Management Advisors, LLC is wholly-owned by Bank of America Corporation and contains investment of Merchants’ shares by other affiliates of Bank of America Corporation; i.e., Bank of America, NA, Columbia Management Advisors, LLC and IQ Investment Advisors LLC. Bank of America Corporation has shared voting power of 383,769 shares and shared dispositive power of 385,820 shares. Bank of America NA has shared voting power of 382,869 shares and shared dispositive power of 384,920 shares. Columbia Management Advisors, LLC has sole voting power of 382,869 shares and sole dispositive power of 382,607 shares. Columbia Management Advisors, LLC also has shared dispositive power of 2,313 shares. IQ Investment Advisors LLC has shared voting power of 900 shares and shared dispositive power of 900 shares.

(footnotes continued on following page)

(8)

Includes 5,452 shares owned by Mr. Boardman’s spouse.

(9)

Includes 1,317 shares owned by Mr. Bouyea’s spouse, and 2,901 shares owned by Mr. Bouyea’s daughter for which Mr. Bouyea has investment and voting control; Mr. Bouyea disclaims beneficial ownership of these shares.

(10)

Includes 6,041 shares held in trust for Mr. J. Davis’ children, 558 shares held directly by Mr. J. Davis’ minor children and 1,260 shares held directly by Mr. J. Davis’ spouse. Also includes 595 shares held by a family trust, of which Mr. J. Davis is trustee. Mr. J. Davis disclaims beneficial ownership of these shares.

(11)

Includes 15,999 shares held by Mr. Havers as trustee of the Havers Family Foundation.

(12)

Includes 8,000 shares held in trust for Mr. Kane’s children for which Mr. Kane’s wife is trustee. Mr. Kane disclaims beneficial ownership of the shares held in these trusts.

(13)

Includes 15,000 shares held in the Pecor Family Foundation and 19,500 shares held by Mr. Pecor Jr.’s spouse.

(14)

Includes 1,109 shares held in trust for Mr. Pecor III’s niece and nephew, for which Mr. Pecor III is trustee. Mr. Pecor III disclaims beneficial ownership of shares held in these trusts.

(15)

Includes 309,583 deferred shares held in various trusts related to our former and current deferred compensation plans for directors and executive salary continuation plan. See Note 4. Ms. Spitler, on behalf of Merchants and Merchants Bank, has the authority to vote these deferred shares. Ms. Spitler disclaims beneficial ownership of the shares held in these trusts.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors, and 10% shareholders to file reports of ownership (Form 3) and changes of ownership (Forms 4 and 5) with respect to our common stock with the SEC. Executive officers, directors and 10% shareholders are required to furnish us with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such reports furnished to us with respect to 2009, all Section 16(a) filing requirements applicable to our executive officers and directors during 2009 were met, with the exception of the following: Mr. Leavitt did not timely file one Form 4 with respect to two transactions.

RATIFICATION OF KPMG LLP AS MERCHANTS’ REGISTERED INDEPENDENT

ACCOUNTANTS FOR 2010

(Proposal Number 2)

Our Board of Directors voted at their meeting on February 18, 2010 to approve KPMG LLP as Merchants’ Registered Public Accountants for 2010.

Vote Required

Proposal 2 requires the affirmative vote of a majority of the shares of our common stock present in person or represented by proxy and voting at the annual meeting. Executed proxies with no instructions indicated on those proxies with respect to Proposal 2 will be voted for Proposal 2.

Recommendation

Our Board of Directors believes that ratification of KPMG LLP as Merchants’ Registered Public Accountants for 2010 is in our and the shareholders’ best interests.

Our Board of Directors recommends that the shareholders vote “FOR” the ratification of KPMG LLP as the Merchants’ Registered Public Accountants for 2010.

Relationship with Independent Registered Public Accountants

The Audit Committee has selected the firm of KPMG LLP as the Merchants’ independent registered public accounting firm for 2010. We have been advised by KPMG LLP and by the directors themselves that neither it nor any of its members or associates has any relationship with us or our subsidiaries, other than as independent auditors.

Representatives of KPMG LLP will be present at the annual meeting, will have an opportunity to make any statement that they may desire to make, and will be available to answer appropriate questions from shareholders.

Report of the Audit Committee

The Audit Committee has reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2009 with our management.

The Audit Committee has discussed with KPMG LLP, our independent registered public accounting firm, the matters required to be discussed under professional auditing standards.

The Audit Committee has received the written disclosures and the letter required from KPMG LLP by relevant professional and regulatory standards, and has discussed their independence with KPMG LLP.

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of our annual consolidated financial statements for the fiscal years ended December 31, 2009 and 2008 and fees billed for other services provided by KPMG LLP during 2009 and 2008.

	2009	2008

Audit fees (1)	$227,500	$234,000
Tax fees (2)	49,935	59,225
Total fees	$277,435	$293,225

(1)

Audit Fees consist of fees billed for professional services rendered for the audit of our consolidated annual financial statements and review of the interim consolidated financial statements included in the quarterly reports and services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements.

(2)

Tax fees consisted of fees for tax consultation and preparation compliance services.

KPMG LLP did not render any professional services to us in connection with the design or implementation of financial information systems during the year ended December 31, 2009.

The Audit Committee has considered whether, and has determined that, the provision of the services described above is compatible with maintaining KPMG LLP’s independence.

Based on the review and discussions with management and KPMG LLP described above, the Audit Committee recommended to our Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and for filing with the SEC.

Submitted by the Audit Committee

John A. Kane, Chair

Scott F. Boardman

Peter A. Bouyea

Jeffrey L. Davis

Lorilee A. Lawton

REJECT OR SUPPORT SHAREHOLDER PROPOSAL SEEKING TO DECLASSIFY

THE BOARD OF DIRECTORS

(Proposal Number 3)

Our Board of Directors recommends that the shareholders vote “AGAINST” this proposal.

Mr. Gerald R. Armstrong, 910 Sixteenth Street, No. 412; Denver Colorado; 80202-2917; (303) 355-1199, the owner of 783.824 shares of our common stock, has advised us that he plans to introduce the following resolution at the Annual Meeting. The proposal will be voted on only if properly presented at the Annual Meeting. In accordance with rules of the Securities and Exchange Commission, the text of Mr. Armstrong’s resolution and supporting statement is printed verbatim from his submission and we take no responsibility for them.

RESOLUTION

That the shareholders of Merchants Bancshares, Inc. request that its Board of Directors take the steps necessary to eliminate classification of terms of the Board of Directors to require that all Directors stand for election annually. The Board declassification shall be completed in a manner that does not affect the unexpired terms of the previously elected Directors.

STATEMENT

The current practice of electing only one-third of the directors for three-year terms is not in the best interest of the corporation or its shareholders. Eliminating this staggered system increases accountability and gives shareholders the opportunity to express their views on the performance of each director annually. The proponent believes the election of directors is the strongest way that shareholders influence the direction of any corporation and our corporation should be no exception.

As a professional investor, the proponent has introduced the proposal at several corporations which have adopted it. In others, opposed by the board or management, it has received votes in excess of 70% and is likely to be reconsidered favorably.

The proponent believes that increased accountability must be given our shareholders whose capital has been entrusted in the form of share investments expecially during these times of great economic challenge.

Arthur Levitt, former Chairman of The Securities and Exchange Commission said, “In my view, it’s best for the investor if the entire board is elected once a year. Without annual election of each director, shareholders have far less control over who represents them.”

While management may argue that directors need and deserve continuity, management should become aware that continuity and tenure may be best assured when their performance as directors is exemplary and is deemed beneficial to the best interests of the corporation and its shareholders.

The proponent regards as unfounded the concern expressed by some that annual election of all directors could leave companies without experienced directors in the event that all incumbents are voted out by shareholders.

In the unlikely event that shareholders do vote to replace all directors, such a decision would express dissatisfaction with the incumbent directors and reflect the need for change.

If you agree that shareholders may benefit from greater accountability afforded by annual election of all directors, please vote “FOR” this proposal.

Board of Directors Statement in Opposition

After careful and thoughtful consideration, the Board of Directors believes that the shareholder proposal, which seeks to declassify the Board and to have annual elections of all directors, is not in the best interests of our shareholders and the Company. The Board unanimously recommends that you vote AGAINST this proposal for the reasons discussed below.

Your Board regularly evaluates our corporate governance principles to ensure that such principles, including the classified election of directors, remains in the best interests of Merchants Bancshares, Inc. and its shareholders. In connection with its review of the shareholder proposal, the Board considered the current industry environment, the history of the classified board structure and the pros and cons of maintaining it. After careful consideration, the Board believes that retaining Board classification remains in the best interests of the Company and its shareholders. Consequently, the Board opposes and unanimously recommends a vote against the proposal for many reasons, including the following:

Continuity and Stability. The classification of directors helps maintain continuity and stability for the work of the Board by ensuring that at all times a significant portion of the Board will have prior experience as directors of the Company. This facilitates long-term strategic planning which is important to the future of your Company and helps create long-term value for the shareholders. We believe that the three-year term staggered Board results in directors who gain more experience and knowledge of banking, particularly in these difficult times, than they would have with a one-year term.

Accountability. Directors elected to a classified board are not less accountable to you than they would be if all directors were elected annually. Our directors are required to uphold their fiduciary duties to you and the Company regardless of the length of their term. It is the manner in which directors discharge their duties, not the length of their term, which drives effective corporate governance and protects your interests.

Corporate Governance. The boards of modern, highly-regulated companies are required to retain directors with certain skills and independence requirements. For example, the Audit Committee must include among its members a person who qualifies as an “Audit Committee Financial Expert,” as defined in the SEC rules. We believe that a classified board facilitates the ability of the Company to comply with these requirements. The Board is committed to corporate governance practices that will benefit our shareholders and regularly examines these practices in light of the changing environment.

Independence. Electing directors to three-year, not one-year, terms enhances director independence. The longer term provides directors with insulation from extraneous pressures of special interest groups who may have an agenda contrary to the long-term interests of all shareholders.

Value Protection. We believe that a classified board will provide us with valuable leverage to deliver shareholder value in a potential takeover. A classified board improves the ability to negotiate favorable terms without interfering with legitimate merger proposals. If our Board were not classified, a potential acquirer whose nominees receive a plurality of the votes cast at an annual meeting of shareholders could replace all or a majority of directors with its own nominees, who could then approve an unfavorable takeover proposal. It is important to note, however, that although one of the benefits of the classified board structure is that it is intended to cause a person seeking to obtain control of the Company to negotiate, the existence of a classified board will not, in fact, prevent a person from acquiring control of a board or accomplishing a hostile acquisition. Moreover, a potential acquirer can always make a tender offer to the shareholders of a company which has a classified board. In any potential takeover, the directors are required to act in the best interests of the shareholders and the Company, in accordance with their ongoing fiduciary duties under Delaware law.

Director Commitment. A classified board strengthens our ability to recruit high quality directors who are willing to make a significant commitment to the Company and its shareholders for the long term. We believe it is important that directors have the commitment to serve for an appropriate term given the time required to properly understand our operations and the regulatory framework under which we operate. Experienced directors who are knowledgeable about our business are better positioned to make decisions that are in the best interests of the Company and its shareholders. The Board believes that the shareholder’s proposal does not appropriately focus on the long-term well being of the Company.

Impact of the Proposal. The current classified board provision in our Certificate of Incorporation was adopted by our shareholders in 1987. The classified board, including its benefits, risks and implications, were expressly disclosed to our shareholders at its adoption. Under our Certificate of Incorporation, the Board is divided into three classes, with directors elected to staggered three-year terms. Under this system, approximately one-third of the directors stand for election each year, and the entire Board can be replaced in the course of three Annual Meetings, all held within approximately two years.

Approval of the shareholder’s proposal would not declassify the Board. Declassifying the Board would require an amendment to the Company’s Certificate of Incorporation. The Certificate of Incorporation includes a supermajority provision to remove this and other provisions. Accordingly, elimination of a classified board would require not only the support of a majority of the Board, but also the affirmative vote of the holders of at least two-thirds of the Company’s outstanding shares. Our business and legal advisors, who regularly consult other boards on such matters, strongly recommend that we retain our classified board. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THIS PROPOSAL. PROXIES SOLICITED BY THE BOARD WILL BE VOTED “AGAINST” THE PROPOSAL UNLESS OTHERWISE INSTRUCTED ON THE PROXY CARD.

Other Matters

We know of no additional matters which are likely to be presented for action at the annual meeting other than the proposals specifically set forth in the notice and referred to in this proxy statement. If any other matter properly comes before the annual meeting for action, it is intended that the persons named in the accompanying proxy and acting under that proxy will vote or refrain from voting in accordance with their best judgment pursuant to the discretionary authority conferred by the proxy.

Submission of Shareholder Proposals for 2011 Annual Meeting

Shareholders who desire to submit proposals for the consideration of our shareholders at our 2011 annual meeting of shareholders, scheduled to be held on or about Tuesday, May 3, 2011, will be required, pursuant to a rule of the SEC, to deliver any proposal to be included in the proxy statement and form of proxy for the 2011 annual meeting to Merchants on or prior to December 3, 2010. Please forward any shareholder proposals to our corporate secretary at the address indicated below.

Annual Report

A copy of our annual report on Form 10-K for the year ended December 31, 2009, which includes audited financial statements, has been mailed to all shareholders with this proxy statement and has been filed with the SEC. The 10-K is not to be regarded as proxy soliciting material. Additional copies of the 10-K may be obtained by shareholders without charge on written request to the our corporate secretary, Lisa Razo, at Merchants at 275 Kennedy Drive, South Burlington, Vermont 05403. The 10-K may also be obtained from our webpage at mbvt.com.

Annual Disclosure Statement

Pursuant to 12 CFR 350 of the rules and regulations of the Federal Deposit Insurance Corporation, a copy of Merchants Bank’s Annual Disclosure Statement may be obtained without charge by contacting the person indicated below. The Annual Disclosure Statement presents Merchants Bank’s financial condition and results of operations for the fiscal years ended 2008 and 2009.

Merchants Bank

Andrew T. Kloeckner, AVP & Compliance Officer

275 Kennedy Drive

South Burlington, VT 05403

Telephone (802) 658-3400

By Order of the Board of Directors,

Lisa Razo Corporate Secretary Merchants Bancshares, Inc. 275 Kennedy Drive South Burlington, VT 05403

ANNUAL MEETING OF SHAREHOLDERS OF

MERCHANTS BANCSHARES, INC.
May 4, 2010

10:00 a.m. E.T.

Vermont National Country Club

1227 Dorset Street

South Burlington, VT 05403

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.

Vote by phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER
ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at mbvt.com from the "Investor Relations" link under "Proxy Materials/Annual Reports".

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone.

■	20533000000000000000 4	050410

THE BOARD OF DIRECTORS RECOMMENDS A VOTE 1. “FOR” THE ELECTION OF DIRECTORS, 2. “FOR” THE RATIFICATION OF KPMG LLP AS MERCHANTS’
REGISTERED PUBLIC ACCOUNTANTS FOR 2010, 3. “AGAINST” A SHAREHOLDER PROPOSAL SEEKING TO DECLASSIFY THE BOARD OF DIRECTORS.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE [X]

1. Election of Directors:			FOR	AGAINST	ABSTAIN
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	NOMINEES: O Raymond C. Pecor, Jr. O Patrick S. Robins O Jeffrey L. Davis O Bruce M. Lisman O Karen J. Danaher

2.

To ratify KPMG LLP as Merchants’ Registered Public Accountants for 2010.

3.

To reject or support a shareholder proposal seeking to declassify the Board of Directors.

4.

To transact any other business which may properly come before the meeting or any adjournment thereof.

Mark box below at the left if there is an address change and write comments on the reverse side of this card.

			☐ ☐	☐ ☐	☐ ☐
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

MERCHANTS BANCSHARES, INC.

Proxy Solicited by the Board of Directors for

Annual Meeting of Shareholders on May 4, 2010

The undersigned hereby appoints Andrew T. Kloeckner and Sarah A. Schmidt, and each of them, proxies, with full power of substitution, to vote at the Annual Meeting of Shareholders of MERCHANTS BANCSHARES, INC. to be held on May 4, 2010 (including adjournments thereof), with all powers the undersigned would possess if personally present, as specified on the reverse side of this ballot, on 1. the election of directors, 2. to ratify KPMG LLP as Merchants’ Registered Public Accountants for 2010, 3. to reject or support a shareholder proposal seeking to declassify the Board of Directors, and in accordance with their discretion, on any other business that may come before the meeting, and revokes all proxies previously given by the undersigned with respect to shares covered hereby.

This proxy, when properly executed, will be voted in the manner directed herein by the shareholder. If no contrary specification is made, this proxy will be properly voted FOR 1. the election of the nominees of the Board of Directors, 2. to ratify KPMG LLP as Merchants’ Registered Public Accountants for 2010 and AGAINST 3. a shareholder proposal seeking to declassify the Board of Directors, and upon such other business as may come before the meeting in the appointed proxies’ discretion.

The undersigned hereby acknowledges receipt of a copy of the accompanying Notice of Annual Meeting of Shareholders and related Proxy Statement.

COMMENTS:

■	14475 ■

ANNUAL MEETING OF SHAREHOLDERS OF

MERCHANTS BANCSHARES, INC.

May 4, 2010

10:00 a.m. E.T.

Vermont National Country Club

1227 Dorset Street

South Burlington, VT 05403

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card
are available at mbvt.com from the "Investor Relations" link under "Proxy Materials/Annual Reports".

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

  Please detach and mail in the envelope provided.

■	2053300000000000000 4	050410

THE BOARD OF DIRECTORS RECOMMENDS A VOTE 1. “FOR” THE ELECTION OF DIRECTORS, 2. “FOR” THE RATIFICATION OF KPMG LLP AS MERCHANTS’
REGISTERED PUBLIC ACCOUNTANTS FOR 2010, 3. “AGAINST” A SHAREHOLDER PROPOSAL SEEKING TO DECLASSIFY THE BOARD OF DIRECTORS.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE [X]

1. Election of Directors:			FOR	AGAINST	ABSTAIN
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	NOMINEES: O Raymond C. Pecor, Jr. O Patrick S. Robins O Jeffrey L. Davis O Bruce M. Lisman O Karen J. Danaher

2.

To ratify KPMG LLP as Merchants’ Registered Public Accountants for 2010.

3.

To reject or support a shareholder proposal seeking to declassify the Board of Directors.

4.

To transact any other business which may properly come before the meeting or any adjournment thereof.

Mark box below at the left if there is an address change and write comments on the reverse side of this card.

			☐ ☐	☐ ☐	☐ ☐
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:

This proxy must be signed exactly as the name(s) appear(s) hereon. When shares are held jointly, each holder must sign in order to have a valid proxy vote. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

MERCHANTS BANCSHARES, INC.

Proxy Solicited by the Board of Directors for

Annual Meeting of Shareholders on May 4, 2010

The undersigned hereby appoints Andrew T. Kloeckner and Sarah A. Schmidt, and each of them, proxies, with full power of substitution, to vote at the Annual Meeting of Shareholders of MERCHANTS BANCSHARES, INC. to be held on May 4, 2010 (including adjournments thereof), with all powers the undersigned would possess if personally present, as specified on the reverse side of this ballot, on 1. the election of directors, 2. to ratify KPMG LLP as Merchants’ Registered Public Accountants for 2010, 3. to reject or support a shareholder proposal seeking to declassify the Board of Directors, and in accordance with their discretion, on any other business that may come before the meeting, and revokes all proxies previously given by the undersigned with respect to shares covered hereby.

This proxy, when properly executed, will be voted in the manner directed herein by the shareholder. If no contrary specification is made, this proxy will be properly voted FOR 1. the election of the nominees of the Board of Directors, 2. to ratify KPMG LLP as Merchants’ Registered Public Accountants for 2010 and AGAINST 3. a shareholder proposal seeking to declassify the Board of Directors, and upon such other business as may come before the meeting in the appointed proxies’ discretion.

The undersigned hereby acknowledges receipt of a copy of the accompanying Notice of Annual Meeting of Shareholders and related Proxy Statement.

COMMENTS:

■	14475 ■

ANNUAL MEETING OF SHAREHOLDERS OF

MERCHANTS BANCSHARES, INC.
401-k

May 4, 2010

10:00 a.m. E.T.

Vermont National Country Club

1227 Dorset Street

South Burlington, VT 05403

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.

Vote by phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER
ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at mbvt.com from the "Investor Relations" link under "Proxy Materials/Annual Reports".

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone.

■	2053300000000000000 4	050410

THE BOARD OF DIRECTORS RECOMMENDS A VOTE 1. “FOR” THE ELECTION OF DIRECTORS, 2. “FOR” THE RATIFICATION OF KPMG LLP AS MERCHANTS’
REGISTERED PUBLIC ACCOUNTANTS FOR 2010, 3. “AGAINST” A SHAREHOLDER PROPOSAL SEEKING TO DECLASSIFY THE BOARD OF DIRECTORS.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE [X]

1. Election of Directors:			FOR	AGAINST	ABSTAIN
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	NOMINEES: O Raymond C. Pecor, Jr. O Patrick S. Robins O Jeffrey L. Davis O Bruce M. Lisman O Karen J. Danaher

2.

To ratify KPMG LLP as Merchants’ Registered Public Accountants for 2010.

3.

To reject or support a shareholder proposal seeking to declassify the Board of Directors.

4.

To transact any other business which may properly come before the meeting or any adjournment thereof.

Mark box below at the left if there is an address change and write comments on the reverse side of this card.

			☐ ☐	☐ ☐	☐ ☐
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

MERCHANTS BANCSHARES, INC.

Proxy Solicited by the Board of Directors for

Annual Meeting of Shareholders on May 4, 2010

The undersigned hereby appoints Andrew T. Kloeckner and Sarah A. Schmidt, and each of them, proxies, with full power of substitution, to vote at the Annual Meeting of Shareholders of MERCHANTS BANCSHARES, INC. to be held on May 4, 2010 (including adjournments thereof), with all powers the undersigned would possess if personally present, as specified on the reverse side of this ballot, on 1. the election of directors, 2. to ratify KPMG LLP as Merchants’ Registered Public Accountants for 2010, 3. to reject or support a shareholder proposal seeking to declassify the Board of Directors, and in accordance with their discretion, on any other business that may come before the meeting, and revokes all proxies previously given by the undersigned with respect to shares covered hereby.

This proxy, when properly executed, will be voted in the manner directed herein by the shareholder. If no contrary specification is made, this proxy will be properly voted FOR 1. the election of the nominees of the Board of Directors, 2. to ratify KPMG LLP as Merchants’ Registered Public Accountants for 2010 and AGAINST 3. a shareholder proposal seeking to declassify the Board of Directors, and upon such other business as may come before the meeting in the appointed proxies’ discretion.

The undersigned hereby acknowledges receipt of a copy of the accompanying Notice of Annual Meeting of Shareholders and related Proxy Statement.

COMMENTS:

■	14475 ■

ANNUAL MEETING OF SHAREHOLDERS OF

MERCHANTS BANCSHARES, INC.

401-k

May 4, 2010

10:00 a.m. E.T.

Vermont National Country Club

1227 Dorset Street

South Burlington, VT 05403

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card
are available at mbvt.com from the "Investor Relations" link under "Proxy Materials/Annual Reports".

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

  Please detach and mail in the envelope provided.

■	20533000000000000000 4	050410

THE BOARD OF DIRECTORS RECOMMENDS A VOTE 1. “FOR” THE ELECTION OF DIRECTORS, 2. “FOR” THE RATIFICATION OF KPMG LLP AS MERCHANTS’
REGISTERED PUBLIC ACCOUNTANTS FOR 2010, 3. “AGAINST” A SHAREHOLDER PROPOSAL SEEKING TO DECLASSIFY THE BOARD OF DIRECTORS.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE [X]

1. Election of Directors:			FOR	AGAINST	ABSTAIN
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	NOMINEES: O Raymond C. Pecor, Jr. O Patrick S. Robins O Jeffrey L. Davis O Bruce M. Lisman O Karen J. Danaher

2.

To ratify KPMG LLP as Merchants’ Registered Public Accountants for 2010.

3.

To reject or support a shareholder proposal seeking to declassify the Board of Directors.

4.

To transact any other business which may properly come before the meeting or any adjournment thereof.

Mark box below at the left if there is an address change and write comments on the reverse side of this card.

			☐ ☐	☐ ☐	☐ ☐
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:

This proxy must be signed exactly as the name(s) appear(s) hereon. When shares are held jointly, each holder must sign in order to have a valid proxy vote. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

MERCHANTS BANCSHARES, INC.

Proxy Solicited by the Board of Directors for

Annual Meeting of Shareholders on May 4, 2010

The undersigned hereby appoints Andrew T. Kloeckner and Sarah A. Schmidt, and each of them, proxies, with full power of substitution, to vote at the Annual Meeting of Shareholders of MERCHANTS BANCSHARES, INC. to be held on May 4, 2010 (including adjournments thereof), with all powers the undersigned would possess if personally present, as specified on the reverse side of this ballot, on 1. the election of directors, 2. to ratify KPMG LLP as Merchants’ Registered Public Accountants for 2010, 3. to reject or support a shareholder proposal seeking to declassify the Board of Directors, and in accordance with their discretion, on any other business that may come before the meeting, and revokes all proxies previously given by the undersigned with respect to shares covered hereby.

This proxy, when properly executed, will be voted in the manner directed herein by the shareholder. If no contrary specification is made, this proxy will be properly voted FOR 1. the election of the nominees of the Board of Directors, 2. to ratify KPMG LLP as Merchants’ Registered Public Accountants for 2010 and AGAINST 3. a shareholder proposal seeking to declassify the Board of Directors, and upon such other business as may come before the meeting in the appointed proxies’ discretion.

The undersigned hereby acknowledges receipt of a copy of the accompanying Notice of Annual Meeting of Shareholders and related Proxy Statement.

COMMENTS:

■	14475 ■